                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     CHECKERS DRIVE-IN RESTAURANTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                PRELIMINARY COPY


                                 [CHECKERS LOGO]




                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                       600 CLEVELAND STREET, EIGHTH FLOOR
                            CLEARWATER, FLORIDA 34615


                                                                   July 17, 1997

Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc. The Meeting will be held Wednesday, August 6, 1997 at 10:00 a.m., Eastern Daylight Savings Time, at Ruth Eckerd Hall, located at 1111 McMullen Booth Road, Clearwater, Florida.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting. We will also report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Your Board of Directors and management look forward to greeting you personally at the Meeting.

                                   Sincerely,


                                   James T. Holder,
                                   Secretary

                                                                PRELIMINARY COPY


                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 6, 1997



         Notice is hereby given that the Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc., a Delaware corporation, will be held at Ruth Eckerd Hall, located at 1111 McMullen Booth Road, Clearwater, Florida, on Wednesday, August 6, 1997, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

                  1. To elect two Directors to serve until the Annual Meeting in 2000 and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

                  2. To consider and act upon an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock;

                  3. To ratify the Company's capital restructuring, including the conversion of the Series A Preferred Stock; into Common Stock;

                  4. To consider and act upon an amendment to the Company's 1991 Stock Option Plan;

                  5. To consider and act upon an amendment to the Company's 1994 Stock Option Plan for Non-Employee Directors;

                  6. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal 1997; and

                  7. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1996 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on July 16, 1997 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at the Company's executive offices, located at 600 Cleveland Street, Eighth Floor, Clearwater, Florida 34615, for a period of ten days prior to the Meeting date.

         All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

                                          By order of the Board of Directors


                                          JAMES T. HOLDER,
                                          Secretary
Clearwater, Florida
July 17, 1997

                                                                PRELIMINARY COPY


                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                       600 CLEVELAND STREET, EIGHTH FLOOR
                            CLEARWATER, FLORIDA 34615

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors and management of Checkers Drive-In Restaurants, Inc. (the "Company" or "Checkers") in connection with the solicitation of proxies to be voted at the Company's 1997 Annual Meeting of Stockholders, which will be held at 10:00 a.m., Eastern Daylight Savings Time, on Wednesday, August 6, 1997, at Ruth Eckerd Hall, 1111 McMullen Booth Road, Clearwater, Florida (the "Meeting").

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         The close of business on July 16, 1997, has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting ("Stockholders"). As of July 16, 1997, 60,749,933 shares of the Company's Common Stock, par value $.001 per share, were issued and outstanding. Each stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on July 16, 1997 on all matters that come before the Meeting.

         The affirmative vote of a majority of the votes cast at the Meeting will be required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be voted with respect to the Directors indicated, although it will be counted for purposes of determining whether there is a quorum. The affirmative vote of a majority of the outstanding shares of Common Stock will be required for approval of Proposal 2. For each other item to be acted upon at the Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against Proposal 2.

         In accordance with the rules of the NASDAQ National Market, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. Broker non-votes will have the same effect as a vote cast against Proposal 2 but will not be counted in determining the number of shares necessary for approval for other proposals. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company, without additional compensation, or by Corporate Investor Communications, which has been retained by the Company for a fee of $6,000 plus expenses. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy has been first mailed to stockholders is July 17, 1997.


                              ELECTION OF DIRECTORS

         There are currently seven seats on the Board of Directors of the Company, with no vacancies. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The term of office of two of the Company's current seven Directors, Andrew H. Hines, Jr. and Burt Sugarman, will expire at the Meeting. Mr. Hines will not stand for re-election as a Director, and the Board has nominated Ms. Jean Giles Wittner to fill such vacancy. The Board of Directors unanimously recommends that you vote "FOR" the election of Mr. Sugarman and Ms. Giles Wittner as Directors, to hold office until the Company's annual meeting in 2000 and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. See "Management - Directors and Executive Officers" and " - Security Ownership of Management and Others" for further information on such nominees. Stockholders may vote for up to two nominees. Stockholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Messrs. C. Thomas Thompson, Richard E. Fortman and Joseph N. Stein, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.


                                   MANAGEMENT

         The following table sets forth (i) the names and ages of the Directors and executive officers of the Company and the positions they hold with the Company and (ii) the names and ages of the nominees for Director listed herein. Executive officers serve at the pleasure of the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                      AGE                                   POSITION
----                                      ---                                   --------

C. Thomas Thompson                        47              Chief Executive Officer and Vice Chairman of
                                                          the Board of Directors (term expiring in 1999)

Richard E. Fortman                        47              President and Chief Operating Officer

Joseph N. Stein                           36              Executive Vice President, Chief Administrative
                                                          Officer and Chief Financial Officer

James T. Holder                           38              Senior Vice President, General Counsel and
                                                          Secretary

Michael T. Welch                          45              Vice President, Operations, Marketing,
                                                          Restaurant Support Services and Research &
                                                          Development

David D. Miller                           44              Vice President of Franchise Operations, Sales
                                                          and Development

Wendy A. Beck                             32              Vice President of Treasury & Tax, Treasurer

William P. Foley, II (1)(2)               52              Chairman of the Board of Directors (term
                                                          expiring in 1999)

Frederick E. Fisher                       66              Director (term expiring in 1998)

Terry N. Christensen(1)                   56              Director (term expiring in 1998)

Clarence V. McKee(1)(2)                   54              Director (term expiring in 1999)

Burt Sugarman                             58              Director (term expiring in 1997); Nominee for
                                                          term expiring in 2000

Jean Giles Wittner                        62              Nominee for term expiring in 2000

------------


         (1)      Member of the Audit Committee.

         (2)      Member of the Compensation Committee and the Stock Option
                  Committee.

         C. Thomas Thompson has served as a Director of the Company since November 1996 and as Chief Executive Officer and Vice Chairman of the Board of Directors of the Company since December 1996. Mr. Thompson has been President and Chief Operating Officer of Carl Karcher Enterprises, Inc., a wholly owned subsidiary of CKE Restaurants, Inc. ("CKE"), since

October 1994 and as President of CKE since December 1984. Since 1984, Mr. Thompson has been a partner in a partnership which owns and operates 15 restaurants under the Carl's Jr. franchise system. Mr. Thompson is a director of Rally's Hamburgers, Inc. ("Rally's").

         Richard E. Fortman has served as President and Chief Operating Officer of the Company since January 1997. For approximately 27 years, prior to joining the Company, Mr. Fortman was employed by Carl Karcher Enterprises, Inc. in various capacities. From August 1993 through December 1996, he served as Regional Vice President, from August 1992 through August 1993, he served as Director of Regional Operations, and from July 1984 through August 1992, he served as Regional Director.

         Joseph N. Stein has served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of the Company since January 1997. From May 1995 through December 1996, Mr. Stein was Senior Vice President and Chief Financial Officer for Carl Karcher Enterprises, Inc. For more than five years prior to his employment with Carl Karcher Enterprises, Inc., Mr. Stein was Senior Vice President, Director, National Agency Operation at Fidelity National Title Company.

         James T. Holder has served as a Senior Vice President and General Counsel of the Company since January 1997, as Chief Financial Officer of the Company from May to December 1996, and as Secretary since October 1995. Mr. Holder served as Vice President and General Counsel of the Company from September 1995 to June 1996, as senior legal counsel for the Company from December 1994 through April 1995 and corporate counsel from November 1993 through November 1994. Mr. Holder was engaged in the private practice of law from January 1991 to November 1993, in Tampa, Florida.

         Michael T. Welch has served as Vice President, Operations, Marketing, Restaurant Support Services and Research & Development of the Company since March 1995. From May 1994 to March 1995, Mr. Welch served as Regional Vice President of Operations, responsible for all Company operations outside Florida. From 1987 to May 1994, Mr. Welch was President and a principal of W-S Acquisition Corporation, which owned and operated several Wendy's franchises.

         David D. Miller has served as Vice President, Franchise Operations of the Company since May 1996. Mr. Miller served as Vice President Marketing from March 1996 to April 1996, as Senior Director of Operations from October 1995 to March 1996. Senior Director of Franchise Operations from January 1991 to October 1995.

         Wendy A. Beck has served as Treasurer of the Company since November 1995, as Vice President of Treasury and Tax since April 1997 and prior thereto as Senior Director of Treasury & Tax since August 1995. Since joining the Company in March 1993, Ms. Beck has served in various positions with the Company. Prior to joining the Company, Ms. Beck served as Senior Tax Accountant for Lincare Holdings, Inc., a national provider of home health care services, where she was employed since October 1987.

         William P. Foley, II has served as a Director of the Company since November 1996 and as Chairman of the Board since June 1997. Mr. Foley has been the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc., which through its subsidiaries is a title insurance underwriting company ("Fidelity"), since its formation in 1984. Mr. Foley was also President of Fidelity from 1984 until December 31, 1994. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board of Directors and Chief Executive Officer of CKE and is a director of Micro General Corporation and Rally's.

         Terry N. Christensen has served as a Director of the Company since November 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, since May 1988. Mr. Christensen is a director of GIANT GROUP, LTD. ("GIANT"), Rally's and MGM Grand, Inc.

         Frederick E. Fisher has served as a Director of the Company since February 1995 and as Chairman of the Board from November 1996 to June 1997. Mr. Fisher is a private investor. Mr. Fisher was Chairman and Chief Executive Officer of U.S. Capital Corporation, a resort development company, from 1982 until his retirement in 1983. Mr. Fisher served as the Vice Chairman and Chief Financial Officer of U.S. Home Corporation from 1969 to 1981, during which time it grew from a local building company to the nation's largest home builder. He was elected to the Tampa Bay Business Hall of Fame in 1996.

         Clarence V. McKee has served as a Director of the Company since June 1996. Mr. McKee has been the President and Chief Executive Officer of McKee Communications, Inc., a Tampa, Florida based company engaged in the acquisition and management of communications companies, since October 1992. From 1987 to October 1992, Mr. McKee was the co-owner, Chairman and Chief Executive Officer of WTVT-Inc., the licensee of television channel 13 in Tampa, Florida. Mr. McKee is a member of the Boards of Directors of the Florida Progress Corporation and its subsidiary, Florida Power Corporation, and Barnett Banks, Inc. He is a former chairman of the Florida Association of Broadcasters.

         Burt Sugarman has served as a Director of the Company since June 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT for more than the past five years and served as the Chief Executive Officer of Rally's from 1990 and as the Chairman of the Board of Directors of Rally's from 1991, resigning from these offices in February 1994. Mr. Sugarman resumed the position of Chairman of the Board of Directors of Rally's in November 1994. Mr. Sugarman is a Director of GIANT and Rally's.

         Jean Giles Wittner has served as President of Wittner & Company, a diversified company specializing in life insurance brokerage, employee benefit consulting, benefit administration and commercial property management, from 1988 to the present. She is a director of First Progress Corporation, Raymond James Bank and the Pinellas County Education Foundation and a trustee of Florida Progress Foundation, Eckard College and Menorah Manor. She also serves on the Pinellas Work Force Development Board.

         No family relationships exist between any of the Directors of the Company, the persons listed as nominees for election as Directors at the Meeting and the executive officers of the Company. There are no arrangements or understandings between any Director or nominee and any other person concerning service or nomination as a Director.

         The Board of Directors has Audit, Compensation and Stock Option Committees; it does not have a Nominating Committee. The entire Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company.

         The Board of Directors held 29 meetings during 1996 and acted seven times by unanimous written consent without a meeting.

         During 1996, the Audit Committee consisted of Frederick E. Fisher, Chairman, Andrew H. Hines, Jr. and Clarence V. McKee and held two meetings. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

         During 1996, the Compensation Committee consisted of Frederick E. Fisher, Chairman, and Andrew H. Hines, Jr. and held two meetings. Its principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers, and it performs other duties prescribed by the Board with respect to employee stock plans and benefit programs.

         During 1996, the Stock Option Committee consisted of Frederick E. Fisher, Chairman and Andrew H. Hines, Jr. and acted two times by unanimous written consent without a meeting. Its principal function is to make recommendations to the Board of Directors with respect to the Company's 1991 Stock Option Plan and other duties prescribed by the Board.

         In 1996, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of each committee of which he was a member.

         Directors who are not employees are compensated on the basis of $1,000 plus out-of-pocket expenses for each Board and committee meeting attended. Non-employee Directors also participate in the 1994 Stock Option Plan For Non-Employee Directors, which provides for the automatic grant to each non-employee Director upon election to the Board of Directors of a non-qualified, ten-year option to acquire 12,000 shares of the Company's Common Stock, with the subsequent automatic grant on the first day of each fiscal year thereafter during the time such person is serving as a non-employee Director of a non-qualified, ten-year option to acquire an additional 3,000 shares of Common Stock. All such options have an exercise price equal to the closing sale price of the Common Stock on the date of grant. One-fifth of the shares of Common Stock subject to each initial option grant become exercisable on a cumulative basis on each of the first five anniversaries of the date of the grant of such option. One-third of the shares of Common Stock subject to each subsequent option grant become exercisable on a cumulative basis on each of the first three anniversaries of the date of the grant of such option. Directors who are employees of the Company receive no extra compensation for their services as Directors. See "Approval of Amendment to the Company's 1994 Stock Option Plan for Non-Employee Directors" for a description of proposed changes to such plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act,") requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all such Section 16(a) filing requirements were complied with by such persons in 1996, except as follows:

         Herbert G. Brown, a former director of the Company, failed to file two Forms 4 with respect to two transactions and filed Forms 5 with respect thereto late; Robert G. Brown, a former director, filed one report late with respect to two transactions; George W. Cook, a former director, filed two reports late with respect to 19 transactions; Terry N. Christensen, a director, filed a Form 3 late and one report with respect to one transaction late; and Andrew J. Hines, Jr., a director, filed one report late with respect to one transaction.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth, as of June 16, 1997, information as to:
(a) the beneficial ownership of the Company's Common Stock and Series A Preferred Stock by (i) each person serving the Company as a Director on such date and each nominee for Director, (ii) each person who qualifies as a "named executive officer" as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act, and (iii) all of the Directors and executive officers of the Company as a group; and (b) the beneficial ownership of the Company's Common Stock by each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock.




                                               Common Stock                               Series A Preferred Stock
                                               ------------                               ------------------------
                                    Number of               Percent of                Number of             Percent of
             Name                   Shares(1)               Class (2)                 Shares(1)              Class(3)
             ----                   ---------               ---------                 --------               ---------
C. Thomas Thompson                     210,419 (4)             *                               219               *

James T. Holder                        123,291 (5)             *                                 -               _

Michael T. Welch                        23,333 (5)             *                                 -               _

Albert J. DiMarco                      300,000 (5)             *                                 -               _

Anthony L. Austin                        - 0 -                 -                                 -               _

Terry N. Christensen                    31,929                 *                               219               *

Frederick E. Fisher                      5,800 (5)             *                                 -               _

William P. Foley, II                 1,073,998 (6)             1.7%                          2,192(7)          2.5%

Clarence V. McKee                        3,400                 *                                 -               _

Burt Sugarman                          767,075 (8)             1.2%                            548(9)            _

Jean Giles Wittner                       - 0 -                  -                                -               -

All Directors and                             (10)
executive officers as a
group (13 persons)

Name and Address of
5% Beneficial Owner

CKE Restaurants, Inc.
1700 N. Harbor Blvd.
Anaheim,  California
92801                               13,512,727(11)            19.9%


------------

*    Less than 1%

(1) Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their respective shares. Excludes shares of Common Stock which will be received upon conversion of the Series A Preferred Stock if Proposal 3 is approved at the Meeting. See "Ratification of Capital Restructuring."

(2) Based on 60,749,933 shares of Common Stock outstanding as of June 16, 1997. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of class of the persons holding such options or warrants but are not deemed outstanding for computing the percentage of class for any other person.

(3) Based on 87,719 shares of Series A Preferred Stock outstanding as of June 16, 1997.

(4) Includes 160,000 shares subject to options and 28,490 shares subject to warrants exercisable on or prior to August 15, 1997.

(5) Shares subject to stock options exercisable on or prior to August 15, 1997.

(6) Includes 854,700 shares subject to warrants exercisable prior to August 15, 1997. Excludes 438,596 shares held by Fidelity and 2,108,262 shares subject to exercisable warrants held by Fidelity and 6,161,299 shares held by CKE and 7,350,428 shares subject to warrants exercisable prior to August 15, 1997 held by CKE, as to which Mr. Foley disclaims beneficial ownership. Mr. Foley is the Chairman of the Board and Chief Executive Officer of Fidelity and CKE, and he owns 20.3% of the outstanding common stock of Fidelity. A limited partnership whose general partner is controlled by Mr. Foley owns 15.8% of the outstanding common stock of CKE, and Fidelity owns 2.2% of the outstanding common stock of CKE. Mr. Foley may be deemed to be a controlling person of CKE and Fidelity.

(7) Excludes 4,385 shares held by Fidelity and 61,636 shares held by CKE, all as to which Mr. Foley disclaims beneficial ownership. (See Note 6).

(8) Includes 712,251 shares subject to warrants exercisable prior to August 15, 1997. Excludes 131,578 shares and 13,157 shares held by Mr. Sugarman's spouse and by his son, respectively, and 200,000 shares held by GIANT, of which Mr. Sugarman is Chairman of the Board, President and Chief Executive Officer, as to which Mr. Sugarman disclaims beneficial ownership.

(9) Excludes 1,315 shares and 131 shares held by Mr. Sugarman's spouse and by his son, respectively, as to which Mr. Sugarman disclaims beneficial ownership.

(10) Includes 548,269 shares subject to stock options exercisable on or prior to August 15, 1997, for other executive officers not listed above.

(11) Includes 7,350,428 shares subject to warrants exercisable on or prior to August 15, 1997.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table is a summary of the compensation paid or accrued by the Company for the last three fiscal years for services in all capacities to each of the persons who qualified as a "named executive officer" (as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act) during the year ended December 30, 1996 ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG
                                                                                                    TERM
                                                                                                   COMPEN-
                                                                    ANNUAL COMPENSATION            SATION
                                                                    -------------------            AWARDS
                                                                                                   ------


                                      YEAR                                         OTHER                        ALL OTHER
                                      ENDED                                       ANNUAL           SECURITIES    COMPEN-
           NAME AND                 DECEMBER       SALARY         BONUS           COMPEN-          UNDERLYING    SATION
       PRINCIPAL POSITION           30, 1996        ($)            ($)            SATION            OPTIONS      ------
       ------------------           --------       -----          ----            ($) (1)           (#) (2)
                                                                                  ------            -------

C. Thomas Thompson (3)                1996        $   --          $  --          $   --              12,000        --
Vice Chairman/CEO



James T. Holder                       1996        $140,350        $23,077        $    120(4)         90,500        --
Senior Vice President,                1995          80,617           --             3,112(5)           --
General Counsel and                   1994          70,923           --              --               8,500
Secretary



Michael T. Welch(6)                   1996        $125,390        $ 2,467        $    372(4)         80,000        --
Vice President,                       1995          99,773         15,200          13,261(8)           --
Operations Services and
Research & Development



Albert J. DiMarco(7)                  1996        $275,000           --          $  5,691(5)        100,000        --
President and CEO                     1995         100,769                            475           200,000



Anthony L. Austin (6)                 1996        $109,645           --          $131,628              --          --
Vice President, Human                 1995         133,249           --            27,069            35,000
Resources, Training and
Urban Affairs


     (1) Certain perquisites were provided to certain of the Named Executive Officers, but in no event did the value of the perquisites provided in any year exceed 10% of the amount of the executive's salary for that year.

     (2) The Options listed were granted pursuant to the Company's 1991 Stock Option Plan or 1994 Stock Option Plan for Non-Employee Directors.

     (3) Mr. Thompson was appointed Chief Executive Officer and Vice Chairman of the Company in December 1996. The options listed were granted pursuant to the Company's 1994 Stock Option Plan for Non-Employee Directors.
     (4)  Consists prior to such appointment.
     (5)  Consists of automobile allowance.
     (6) Messrs. Welch and Austin became executive officers of the Company in March 1995 and January 1995, respectively. Mr. Austin relinquished his position with the Company in July 1996.
     (7) Mr. DiMarco became President, Chief Executive Officer and a Director of the Company in July 1995 and relinquished such positions in December 1996.
     (8)  Includes moving expenses ($8,815) and automobile allowance ($4,446).

Employment Agreements

     Albert J. DiMarco - On July 28, 1995, the Company entered into an employment agreement with Albert J. DiMarco with respect to his employment as President and Chief Executive Officer of the Company and its subsidiaries and his service as a Director of the Company. The employment agreement provided for a term of employment ending on December 31, 1997, a compensation package consisting of an initial base annual salary in the amount of $250,000 through December 31, 1995 and a minimum of $275,000 thereafter (subject to annual increases at the discretion of the Board), as well as other miscellaneous benefits (including moving expense, expense allowances, health insurance and potential cash bonuses) and the grant, at the commencement of Mr. DiMarco's employment agreement, of a non-qualified option to acquire 200,000 shares of Common Stock, at an exercise price of $2.28. Pursuant to a Severance, Release and Indemnity Agreement dated January 27, 1997 entered into by Mr. DiMarco and the Company, Mr. DiMarco's employment agreement was terminated, and Mr. DiMarco received a note of the Company in the principal amount of $360,000 payable, in cash or by certified check or wire transfer, through March 31, 1997 in installments equal to his regular salary with the balance payable upon the earlier to occur of (a) the Company obtaining new equity through a rights offering and/or private placement or (b) March 31, 1997. In addition, pursuant to such agreement options to purchase up to 300,000 shares of Common Stock held by Mr. DiMarco became fully vested and are exercisable until January 27, 1999, and the Indemnity Agreement dated July 28, 1995 between the Company and Mr. DiMarco is to remain in effect.

     Anthony L. Austin - On January 4, 1995, the Company entered into an employment agreement with Anthony L. Austin with respect to his employment as Vice President, Human Resources, Training and Urban Affairs. The employment agreement provided for a term of employment ending on December 31, 1996, a compensation package consisting of an initial base annual salary in the amount of $132,500, as well as other miscellaneous benefits (including moving expense, expense allowances, health insurance and potential cash bonuses) and the grant at the commencement of Mr. Austin's employment agreement of a non-qualified option to acquire 35,000 shares of Common Stock, at an exercise price of $2.19. The option for 35,000 shares was terminated upon termination of Mr. Austin's employment by the Company.

Stock Option Grants

     The following table details individual grants of stock options made in fiscal year ended December 30, 1996 to any of the Named Executive Officers. No grants of stock appreciation rights (SARS) were made in fiscal year ended December 30, 1996. The table also indicates the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of the grant to the end of the option term at the specified annualized rates.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                             POTENTIAL REALIZ-
                                                                                                               ABLE VALUE AT
                                                                                                              ASSUMED ANNUAL
                                                                                                              RATES OF STOCK
                                                                                                            PRICE APPRECIATION
                                     INDIVIDUAL GRANTS (1)                                                  FOR OPTION TERM (2)

                                                   % of Total
                                  Number of          Options
                                  Securities        Granted to       Exercise
                                  Underlying        Employees         or Base
                                   Options          in Fiscal         Price          Expiration
       Name                       Granted (#)         Year            ($/Sh)            Date                5% ($)           10% ($)
       ----                       -----------         ----            ------            ----                ------           -------
C. Thomas Thompson                  12,000            --               1.16            11/22/07             8,754             22,185

James T. Holder                     90,500             9.3%            1.53             7/12/06            87,080            220,678

Michael T. Welch                    80,000             8.2%            1.53             7/12/06            76,977            195,074

Albert J. DiMarco                  100,000            10.2%            1.53             7/12/06            96,221            243,843

Anthony L. Austin                    - 0 -            - 0 -              --                  --

------------

     (1) All options were granted pursuant to the 1991 Stock Option Plan, except for those granted to C. Thomas Thompason which were granted prior to the date Mr. Thompson became an employee of the Company.
          Mr. Thompson's options were granted pursuant to the Company's 1994 Stock Option Plan for Non-employee Direcetors.
     (2) The 5% and 10% assumed annual rates of stock price appreciation are provided in compliance with Regulation S-K under the Exchange Act. The Company does not necessarily believe that these appreciation calculations are indicative of actual future stock option values or that the price of the Common Stock will appreciate at such rates.

Stock Option Exercises and Year End Option Values

     No stock options were exercised by any of the Named Executive Officers during fiscal year ended December 30, 1996. The following table details the fiscal year-end value of unexercised options on an aggregated basis for all Named Executive Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                             Value of Unex-
                                                                                        Number of               ercised
                                                                                       Unexercised            In-the-Money
                                                                                       Options at              Options at
                                                                                       FY-End (#)            FY-End ($) (1)

                                  Shares Acquired on          Value Realized          Exercisable/            Exercisable/
            Name                     Exercise (#)                  ($)                Unexercisable          Unexercisable
            ----                     ------------                 -----               -------------          -------------
C. Thomas Thompson                        -0-                      -0-                 -0-/12,000              - 0 -/-0-

Albert J. DiMarco                         -0-                      -0-                 300,000/-0-            $25,125/-0-

Anthony L. Austin                         -0-                      -0-                    - 0 -                  - 0 -

James T. Holder                           -0-                      -0-                   23,291/               $5,685/-0-
                                                                                         76,709

David D. Miller                           -0-                      -0-                   43,062/               $3,722/-0-
                                                                                         56,938

------------

     (1) Calculation of the value of unexercised in-the-money options is based upon unexercised options at fiscal year end which have an exercise price below $1.78125, the closing price of the Common Stock on December 30, 1996.

REPORT OF THE COMPENSATION COMMITTEE

     The information contained in this section and the following section entitled "Performance Graph" are not deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), or to the liabilities of Section 18 of the Exchange Act.

     The following report was prepared by Directors Frederick E. Fisher and Andrew H. Hines, Jr. as the members of the Company's Compensation Committee at the end of fiscal year ended December 30, 1996.

     Annual compensation for all the executive officers of the Company is determined by the Compensation Committee of the Company, subject to the terms of any applicable employment agreement negotiated between an officer and the Company. During fiscal year 1996, annual compensation was set with the intent of reasonably compensating the executive officers of the Company, including the Chief Executive Officer, in line with industry norms, based upon the Committee members' subjective evaluation of each officer based upon assigned responsibilities, individual performance, growth of the Company, earnings of the Company and increases in the cost of living. C. Thomas Thompson was appointed Chief Executive Officer on December 17, 1996 and received no compensation for his duties as an officer of the Company during fiscal year 1996. Except for stock options granted to Mr. Thompson in fiscal year 1997 as reported in the

Chart under Proposal Number 4 of this Proxy Statement, Mr. Thompson continues to serve as Chief Executive Officer of the Company without compensation and there is currently no agreement in effect concerning compensation between the Company and Mr. Thompson.

     During fiscal year 1996, awards of stock options under the Company's 1991 Stock Option Plan to all executive officers, including the Chief Executive Officer, and other employees of the Company were made at the discretion of the members of the Stock Option Committee (which consisted of all of the members of the Compensation Committee in fiscal year 1996) pursuant to the terms of the Plan. In determining awards under the Plan, the Stock Option Committee made a subjective evaluation of individual responsibilities, past and anticipated potential individual productivity and performance, past and anticipated potential contributions to the profitability of the company, both direct and indirect. The Stock Option Committee did not give particular weight to a specific factor or use a formula in determining awards under the Plan. While not required under the ;terms of the Plan, all existing stock options were granted with an exercise price at least equal to the market value of the stock at the time of the grant and generally included vesting periods which the Stock Option Committee believed would encourage the employee to remain with the Company. The benefits derived from each stock option granted under the Plan is directly attributable to a future increase in the value of the company's Common Stock.

     Effective December 17, 1996, Albert J. DiMarco resigned his position as President and Chief Executive Officer of the Company. Payments that Mr. DiMarco has received in connection with his resignation are described under "Employment Agreements." The Compensation Committee's actions taken with respect to Mr. DiMarco's resignation reflect its reasonable judgment of Mr. DiMarco's service and position with the Company since July 1995.


                                                 Frederick E. .Fisher



                                                 Andrew H. Hines, Jr.

PERFORMANCE GRAPH

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   AMONG CHECKERS DRIVE-IN RESTAURANTS, INC.,
                    S&P 500 INDEX AND S&P RESTAURANT INDEX**


               12/31/91   12/31/92     12/30/93    12/31/94   12/29/95     12/30/96

Checkers        $100        $223        $190        $ 37        $ 17        $ 29

S&P 500         $100        $108        $119        $121        $166        $200

S&P Rest        $100        $128        $149        $148        $222        $218

     * Total return assumes reinvestment of any dividends for all companies considered within the comparison and is adjusted for a 3 for 2 stock split of the Company's Common Stock in February 1992, a 2 for 1 stock split of the Company's Common Stock in September 1992, and a 3 for 2 stock split of the Company's Common Stock in June 1993.

     ** The standard and Poor's Restaurant Index includes McDonald's Corporation and Wendy's International, Inc. among others.

     The foregoing graph assumes $100 invested on December 31, 1991, in the Company, the S&P 500 Index and the S&P Restaurant Index.

Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance. Additionally, the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN TRANSACTIONS

     The information set forth herein briefly describes certain transactions between the Company and certain affiliated parties and/or certain of their relatives. Management of the Company believes that such transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. Any such transactions since November 15, 1991 have been approved by a majority of the Company's disinterested Directors.

Transactions in which Current Affiliated Parties May Have an Interest

     On November 22, 1996, the Company entered into an Amended and Restated Credit Agreement (the "Restated Credit Agreement") with CKE, as agent of the various lenders named therein (the "Lenders"). The Lenders include CKE, Fidelity, C. Thomas Thompson, William P. Foley, II, Burt Sugarman and KCC Delaware Company ("KCC"), a wholly owned subsidiary of GIANT. Pursuant to the Restated Credit Agreement, the Company's primary debt aggregating approximately $35.8 million principal amount, which had been acquired by the Lenders on November 14, 1996, was restructured by, among other things, extending its maturity by one year to July 31, 1999, fixing the interest rate at 13.0% per annum, eliminating or relaxing certain covenants, delaying scheduled principal payments until May 19, 1997 and eliminating $6.0 million in restructuring fees and charges. In connection with the restructuring, the Company issued to the Lenders warrants to purchase an aggregate of 20 million shares of Common Stock at an exercise price of $0.75 per share, the approximate market price of the Common Stock on the day prior to the announcement of the acquisition of the Company's debt by the Lenders. The Lenders specified above received warrants in the following amounts: CKE, 7,350,428; Fidelity, 2,108,262; C. Thomas Thompson, 28,490; William P. Foley, II, 854,700; Burt Sugarman, 712,250; and KCC Delaware Company, 2,849,002. The Lenders also received certain piggyback and demand registration rights with respect to the shares of Common Stock underlying their warrants.

     On February 20, 1997, the Company received $20 million in consideration for issuing an aggregate of 8,771,929 shares of Common Stock and 87,719 shares of Series A Preferred in a private placement. The per share purchase price for the Common Stock was $1.14, based upon the closing price ($1.34) of the Common Stock on December 16, 1996, the day prior to the approval of the transaction by the Board of Directors, less a discount for the fact that such shares are not freely transferable for a one-year period. The purchasers in the private placement included: CKE (6,162,299 shares of Common Stock and 61,636 shares of Series A Preferred Stock); Fidelity (438,596 shares of Common Stock and 4,385 shares of Series A Preferred Stock); C. Thomas Thompson (21,929 shares of Common Stock and 219 shares of Series A Preferred Stock); Terry N. Christensen (21,929 shares of Common Stock and 219 shares of Series A Preferred Stock); William P. Foley, II (219,298 shares of Common Stock and 2,192 shares of Series A Preferred Stock); and Burt Sugarman (54,824 shares of Common Stock and 548 shares of Series A Preferred Stock). The purchasers in the private placement also received certain piggyback and demand registration rights and agreed not to sell any shares of Common Stock received in the private placement in the open market for a one-year period. The Series A Preferred Stock will be converted into an aggregate of 8,771,900 shares of Common Stock, subject to adjustment, if the Company's stockholders approve such conversion at the Meeting.
See "Ratification of Capital Restructuring."

     Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, a law firm of which Terry N. Christensen is a partner (see "Management - Directors and Executive Officers"), has performed legal services for the Company. Such services have related to compliance with securities laws and other business matters.

Transactions in Which Former Affiliated Parties May Have an Interest

     In January 1996, the Company entered into an Agreement for Lease with Option for Asset Purchase with George W. Cook, a Director of the Company until June 1996, in which the Company was granted certain rights for three years in and to a restaurant in Clearwater, Florida. Checkers (a) entered into a sublease for the real property and an equipment lease for the fixed assets at a combined monthly rental of $3,000, and (b) agreed to purchase the inventory located at the Restaurant. In March 1996, the Company exercised its option to purchase this Restaurant for a purchase price of $300,000. All amounts owed to the Company, totalling $116,547, by Checkers of Raleigh ("C of R") and Checkers of Asheville ("C of A"), North Carolina corporations in which George W. Cook is the principal officer and shareholder, were offset against the purchase price.

     On December 5, 1995, C of A took possession of three under performing Company restaurants pursuant to a verbal agreement, and entered into unit franchise agreements which provided for waiver of the initial franchise fee but required the payment to the Company of the standard royalty fee. On January 1, 1996, C of A entered into leases for these restaurants for a term of three years for the land, building and equipment at a monthly rental of: (i) 4% of gross sales during the first year, 6% of gross sales the second year, and a direct pass through of land rent during the third year, (ii) 1% of gross sales payable from and after the fourth month of the lease; and (iii) 3% of gross sales, respectively. Mr. Cook executed a continuing guaranty, which provides for the personal guaranty of all of the obligations of the franchisee under the franchise agreements. Pursuant to Options for Asset Purchase dated January 1, 1996, C of A was granted the option to purchase these restaurants for the greater of (a) 50% of its sales for the prior year, or (b) $350,000 each.

     On July 17, 1995, C of A took possession of two under performing Company restaurants pursuant to a verbal agreement and entered into franchise agreements which provided for waiver of the initial franchise fee but required the payment to the Company of a royalty fee of 1%, 2% and 3% during the first, second and third years, respectively, and 4% thereafter. On January 1, 1996, C of A entered into leases for these restaurants for a term of three years for (i) the building and equipment at a monthly rental of 1.5%, 3% and 4.5% of gross sales during the first, second and third years respectively, and (ii) the land at a monthly rental of 3% of gross sales for the first year and 4% of gross sales thereafter. Total sums received by the Company in fiscal year ended December 30, 1996 for these restaurant were: (a) $6,351 in royalty fees pursuant to the unit franchise agreement, and (b) $17,500 in rent. Mr. Cook executed a continuing guaranty, which provides for the personal guaranty of all of the obligations of the franchisee under the franchise agreements. Pursuant to Options for Asset Purchase dated January 1, 1996, C of R was granted the option to purchase these restaurants for the greater of (a) 50% of its sales for the prior year, or (b) $350,000 each.

     Effective as of July 28, 1995, the Company, InnerCityFoods ("ICF"), a joint venture 75% owned by a subsidiary of the Company and 27% owned by La-Van Hawkins, who ceased being a director of the Company January 1996, InnerCityFoods Leasing Company and InnerCityFoods Joint Venture Company (collectively, the "Checkers Parties") and La-Van Hawkins Group, Inc. ("Hawkins Group"), Mr. Hawkins and La-Van Hawkins InnerCityFoods, LLC (collectively, the "Hawkins Parties"), entered into an Asset Purchase Agreement (the "Agreement") providing for the purchase of the interest of the Hawkins Parties in ICF, the sale by ICF of its three restaurants in Baltimore, Maryland to the Hawkins Parties, the grant of certain development rights to the Hawkins Parties, and the termination of all of the agreements between the Checkers Parties and the Hawkins Parties relating to the operation of ICF.

     The transactions contemplated by the Agreement were consummated on August 15, 1995. On that date, the Company purchased all of the rights, title and interest of Hawkins Group in and to ICF. The component of the purchase price based upon the Net After Tax Earnings of ICF was zero, and the amounts owed by the Hawkins Parties to the Checkers Parties was in excess of the remaining $1,250,000 purchase price. Accordingly, there was no net purchase price payable to the Hawkins Parties by the Company for Hawkins Group's interest in ICF. The Checkers Parties also sold all of their respective rights, titles and interests in the three Baltimore Restaurants to the Hawkins Parties for a purchase price of $4,800,000. The purchase price was paid by the delivery of a promissory note in the amount of $4,982,355, which amount includes the purchase price for the three restaurants, the approximately $107,355 owed by the Hawkins Parties to the Checkers Parties in connection with the operation of ICF that was not offset by the $1,250,000 purchase price for Hawkins Group's interest in ICF, and an advance of $75,000 to the Hawkins Parties which was used primarily to pay closing costs related to the transaction. The note bears interest at a floating rate which is the lesser of 10.5% or .25% above the current borrowing rate of the Company under its primary credit facility. Interest only is payable for the first six months with principal and interest being payable thereafter based on a 15-year amortization rate with the final payment of principal and interest due on August 15, 2002. The note is secured by a pledge of all the assets sold. Royalty fees for the three restaurants are at standard rates provided that the Company will receive an additional royalty fee of 4% on all sales in excess of $1,800,000 per Restaurant.

     The Hawkins Parties were granted development rights for restaurants in certain defined areas of Baltimore, Maryland, Washington, D.C., Bronx, New York, and Harlem, New York, as well as a right of first refusal for certain territories in California and Virginia. Franchise fees and royalty rates for all restaurants developed under such development rights will be at standard rates provided that the Company will receive an additional royalty fee of 4% on all sales in excess of $1,800,000 per Restaurant.

     In February 1995, the Company entered into two separate unit franchise agreements for the operation of two restaurants in North Carolina, with GNB, Inc., a corporation owned by George W. Cook, Norma Cook and Michael Perez, his wife and her son, which agreements provided for payment to the Company of the standard royalty fee. The restaurants were existing restaurants purchased by Mr. Cook from the prior franchisee, and the agreements provide for the franchise fee to be waived. In connection with the transaction, Mr. Cook executed a continuing guaranty, which guaranty provides for the personal guaranty of Mr. Cook of all obligations of the franchisee under the franchise agreement. Total royalty fees received by the Company in fiscal years ended January 1, 1996 and December 30, 1996 pursuant these agreements were $37,295 and 47,965, respectively.

     The Company incurred approximately $105,000 and $334,000, respectively, of expenses for services provided by the law firm of MacFarlane Ausley Ferguson & McMullen in 1995 and 1994, respectively. The firm continues to provide legal services to the Company. Harry
S. Cline, a Director of the Company from 1991 until June 1996, is a partner in the firm.

     In July 1993, the Company entered into an Area Development Agreement with New Iberia Drive-In, Inc. ("New Iberia"), a corporation in which the cousin of Herbert G. Brown, a Director of the Company until April 1996, was the sole shareholder. The Agreement was transferred in November 1993 from New Iberia to Walker-LA Louisiana Partnership, a Louisiana general partnership in which that cousin and Mr. Brown's son-in-law each hold a 50% ownership interest. The Agreement provides for the payment to the Company of the standard development fee, a standard franchise fee per Restaurant and payment of standard royalty fees. Six unit franchise agreements have been granted pursuant to the Agreement in the names of various entities in which the cousin and son-in-law each hold a 50% ownership interest. Total royalty fees received by the Company in fiscal years ended January 1, 1996 and December 30, 1996 pursuant to these unit franchises agreements were $193,582 and $187,165, respectively.

     In December 1993, the Company sold one of its restaurants in Ft. Lauderdale, Florida, to Dania-Auger, Inc., a Florida corporation in which the father-in-law of Jared D. Brown, formerly a beneficial owner of more than 5% of the Common Stock and a Director of the Company until June 1996, is the principal officer and stockholder. The sales price was $905,000 and the Company received $705,000 in cash and a promissory note for $200,000. A gain of approximately $470,000 was recognized by the Company. The term of the promissory note was for two years bearing interest at prime + 2% with interest only payments due quarterly and one balloon principal payment due on or before December 31, 1995. Dania-Auger is currently negotiating for the sale of the Restaurant to another franchisee. The Company agreed to extend the term of the note to the earlier of May 31, 1996 or the date the restaurant is sold. The note, which remains outstanding, is secured by property in Broward County, Florida. Total royalty fees received by the Company in fiscal years ended January 1, 1996 and December 30, 1996 pursuant to the unit franchise agreement for the Restaurant were $31,378 and $24,652, respectively.

     In January 1992, the Company entered into a unit franchise agreement for the operation of a single Restaurant in the Clearwater, Florida area with George
W. Cook, Norma Cook and Michael Perez, his wife and her son, which agreement provided for payment to the Company of a standard $25,000 franchise fee and a standard royalty fee of 4% of sales. In connection with the transaction, Mr. Cook and Mr. Perez executed a continuing guaranty, which guaranty provides for the personal guaranty of each of the individuals of all obligations of the franchisee under the franchise agreement. Total sums received in royalty fees by the Company in fiscal years ended January 1, 1996 and December 30, 1996 pursuant to the unit franchise agreement were $37,461 and $23,674, respectively.

     In September 1991, the Company entered into a unit franchise agreement for the operation of a single Restaurant in Dania, Florida, with Dania-Auger, Inc., a Florida corporation in which Paul Auger is the principal officer and stockholder, the father-in-law of Jared D. Brown. The unit franchise agreement provided for payment to the Company of a standard $25,000 franchise fee and a standard royalty fee of 4% of sales. In connection with the transaction, Mr. Auger and his wife, Donna Auger, executed a continuing guaranty, which guaranty provides for the personal guaranty of both of the individuals of all obligations of the franchisee under the franchise agreement. Total sums received in royalty fees by the Company in fiscal years ended January

1, 1996 and December 30, 1996 pursuant to the unit franchise agreement were $31,286 and $26,584, respectively.

     In March 1990, a general partnership was formed between the Company (50% interest) and GNC Investments, Inc. (50% interest), a Florida corporation ("GNC") in which George W. Cook is the principal officer and stockholder, for the purpose of owning and operating a joint venture Restaurant in Clearwater, Florida. The term of the partnership agreement was for 30 years unless sooner terminated by the affirmative vote of a majority of the partners. The Company was required to operate the Restaurant and was entitled to receive a royalty fee of 2% of sales. In the event of the death of George W. Cook, the partnership was required to pay the Company a management fee of 2.5% and a royalty fee of 4%, respectively, of sales. On December 31, 1993, the Company sold its 50% partnership interest to GNC for $422,000 and recognized a gain of $200,218. GNC assumed all liabilities of the Company for any partnership obligations, and entered into a standard form unit franchise agreement with the Company. A Management Agreement was signed on December 31, 1993, between the Company and GNC whereby the Company agreed to manage the operations of the Restaurant until the earlier of such date that GNC has hired a management team for such Restaurant or April 30, 1994. GNC reimbursed the Company for all of its out-of-pocket expenses in managing and operating the Restaurant during such period. On January 1, 1996, the Company leased the Restaurant and subleased the real property from GNC for a combined monthly rental of $3,000. Total sums received by the Company in fiscal years ended January 1, 1996 and December 30, 1996 pursuant to the unit franchise agreement were $14,082 and $2,285 in royalty fees, respectively.

     In May 1989 and March 1990, the Company entered into joint ventures (50% interest) and a Florida corporation (50% interest) owned 100% and equally by Donna M. Brown-McMullen and her husband Thomas W. McMullen. The joint ventures own and operate Checkers Drive-In Restaurants (hereinafter "Restaurants") in Clearwater, Florida. The term of each agreement is for 30 years unless sooner terminated by the affirmative vote of a majority of the partners. The Company is required to operate the Restaurants and is entitled to receive royalty fees of 2% and 4% and a management fee of 2.5% and 0% of sales, respectively. The partnership agreement contains certain restrictions on transfer of partnership interests and rights of first refusal in favor of each of the partners. Total fees received by the Company from the partnership in fiscal years ended January 1, 1996 and December 30, 1996 were $102,835 and $43,882, respectively.
Donna M. Brown-McMullen is the daughter of Herbert G. Brown.

                                 PROPOSAL NO. 2

                   APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                      RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has approved a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 125,000,000. If approved by the stockholders at the Meeting, the proposed amendment will become effective upon the filing of an amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable after the Meeting. The proposed amendment to the Company's Restated Certificate of Incorporation would amend the first sentence of Article 4 thereof to read as follows:

"The total number of shares of all classes of Capital Stock which the Corporation shall have the authority to issue is 127,000,000 shares, consisting of (i) 125,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), and (ii) 2,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock")."

     The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. At June 16, 1997, 60,749,933 shares of Common Stock were issued and outstanding, options and warrants to purchase an additional _____________ shares of Common Stock were also outstanding and the Company had contractual obligations to issue _________ shares of Common Stock. In addition, if Proposal 3 is approved at the Meeting, 8,771,929 shares of Common Stock, subject to adjustment, will be issued upon the automatic conversion of the Company's Series A Preferred Stock.

     The authorized shares of Common Stock in excess of outstanding shares will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights. The issuance of additional shares of Common Stock may have a dilative effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholder's percentage voting power.

     The Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized except in connection with the possible exercise of outstanding options and warrants, the issuance of additional shares of Common Stock pursuant to existing contractual obligations, the grant of additional options under the Company's stock option plans and the conversion of the Company's Series A Preferred Stock. The Board of Directors does not intend to issue any Common Stock except on terms which it deems to be in the best interests of the Company and its then existing stockholders. Any future issuance of Common Stock will be subject to the rights of holders of any outstanding shares of preferred stock which the Company has issued or may issue in the future.

     Although the Company has no present intention to issue shares of Common Stock in the future in order to make acquisition of control of the Company more difficult, future issuances of Common Stock could have that effect. For example, the acquisition of shares of the Company's Common Stock by an entity in order to acquire control of the Company might be discouraged through the public or private issuance of additional shares of Common Stock, since such issuance would dilute the stock ownership of the acquiring entity. Common Stock could also be issued to existing stockholders as a dividend or privately placed with purchasers who might side with the Board of Directors in opposing a takeover bid, thus discouraging such a bid.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORA- TION.

                                 PROPOSAL NO. 3

                    RATIFICATION OF THE CAPITAL RESTRUCTURING

BACKGROUND

     On November 22, 1996, the Company entered into the Restated Credit Agreement with CKE, as agent of the various Lenders named therein. The Lenders include CKE, Fidelity, C. Thomas Thompson, William P. Foley, II, Burt Sugarman and KCC. Pursuant to the Restated Credit Agreement, the Company's primary debt aggregating approximately $35.8 million principal amount, which had been acquired by the Lenders on November 14, 1996, was restructured by, among other things, extending its maturity by one year to July 31, 1999, fixing the interest rate at 13.0% per annum, eliminating or relaxing certain covenants, delaying scheduled principal payments until May 19, 1997 and eliminating $6.0 million in restructuring fees and charges. The Company also issued warrants to purchase 20 million shares of Common Stock to the Lenders, at an exercise price of $0.75 per share, the approximate market price of the Common Stock on the day prior to the announcement of the acquisition of the Company's debt by the Lenders. The Lenders specified above received warrants in the following amounts: CKE, 7,350,428; Fidelity, 2,108,262; C. Thomas Thompson, 28,490; William P. Foley, II, 854,700; Burt Sugarman, 712,250; and KCC, 2,849,002 The Lenders also received certain piggyback and demand registration rights with respect to the shares of Common Stock underlying their respective warrants.


     The Company agreed in the Restated Credit Agreement to raise an additional $20 million in equity capital. Because of the time requirements for a registered public offering or rights offering and the cash flow needs of the Company in early 1997, it was determined to proceed with a private placement of Common Stock. However, the private placement was ultimately structured as a sale of Common Stock and Series A Preferred Stock in order to comply with the requirements of NASDAQ which limits the amount of voting securities which an issuer may sell unless stockholder approval of such sale is obtained. If the Company's stockholders approve Proposal No. 3, the Series A Preferred Stock will be automatically converted into Common Stock, which is traded on the NASDAQ National Market. There is no trading market for the Series A Preferred Stock. See "Description of Series A Preferred Stock" below for a summary of the rights, preferences, privileges and restrictions, including the conversion ratio, of the Series A Preferred Stock. All of such rights will continue in effect if the stockholders do not approve Proposal No. 3.

     In February 1997, the Company completed a private placement of approximately $20 million of equity securities, consisting of 8,771,929 shares of Common Stock for $1.14 per share and 87,719 shares of Series A Preferred Stock for $114.00 per share. The purchase price was based upon the $1.34 closing price of the Common Stock on December 16, 1996, the day prior to the approval of the transaction by the Board of Directors, less a discount for the fact such shares are not freely transferable for a one-year period. The purchasers in the private placement also received certain piggyback and demand registration rights with respect to the Common Stock purchased in the private placement and agreed not to sell such Common Stock in the open market for a one-year period. The terms of the private placement, including the terms of the Series A Preferred Stock, were reviewed and approved by an Independent Committee of the

Company's Board of Directors, consisting of Frederick E. Fisher (Chairman), Andrew H. Hines, Jr. and Clarence V. McKee.

     The Company received approximately $20 million in proceeds from the private placement. The Company used the private placement proceeds as follows: $8 million was utilized to reduce the principal balance due under the Restated Credit Agreement; $2.5 million was utilized to repay a secondary credit line; $2.5 million was utilized to pay outstanding balances to various key food and paper distributors; and the remaining amount was used primarily to pay down outstanding balances due certain other vendors. The reduction of the debt under the Restated Credit Agreement and the secondary credit line, both of which carry a 13% interest rate, reduced the Company's interest expense by more than $1.3 million annually.

     The purchasers in the private placement included: CKE (6,162,299 shares of Common Stock and 61,636 shares of Series A Preferred Stock); Fidelity (438,596 shares of Common Stock and 4,385 shares of Series A Preferred Stock); C. Thomas Thompson (21,929 shares of Common Stock and 219 shares of Series A Preferred Stock); Terry N. Christensen (21,929 shares of Common Stock and 219 shares of Series A Preferred Stock); William P. Foley, II (219,298 shares of Common Stock and 2,192 shares of Series A Preferred Stock); and Burt Sugarman (54,824 shares of Common Stock and 548 shares of Series A Preferred Stock).

DESCRIPTION OF SERIES A PREFERRED STOCK

     The rights, preferences, privileges and restrictions for the Series A Preferred Stock are set forth in the Certificate of Designation of Series A Preferred of the Company, filed with the Secretary of State of the State of Delaware on February 18, 1987 (the "Certificate of Designation"), a copy of which is attached hereto as Appendix I.

     The principal terms of the Series A Preferred Stock are summarized below. Such summary is qualified in its entirety by reference to the Certificate of Designation which is incorporated herein by this reference.

     Liquidation Preference. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive an amount equal to $114.00 per share, plus accrued unpaid dividends, based upon the number of days elapsed and a 360-day year (the "Liquidation Preference"), prior to any distribution to holders of Common Stock.

     Dividends. Holders of Series A Preferred Stock have the right to receive, in preference to any dividends in cash or property (other than capital stock) to holders of Common Stock, cumulative dividends, accruing from February 14, 1997, of $16.53 per share per annum, subject to adjustment in certain circumstances. Such dividends will be payable in arrears in cash commencing on August 19, 1997 and quarterly thereafter on the 19th day of November, February, May and August to holders of record of the Series A Preferred Stock on such dates as the Board of Directors may from time to time determine, when and as declared by the Board of Directors. If the holders of a majority of the shares of Common Stock represented in person or by proxy at the Meeting approve Proposal 3, accrued dividends will be taken into account upon conversion of the Series A Preferred Stock into Common Stock. If Proposal 3 is not approved, the Series A Preferred Stock will continue to accrue dividends, payable as set forth above.

     Voting Rights. Holders of Series A Preferred Stock have no voting rights except as follows: (i) upon failure of the Company to declare and pay any two dividends, whether or not consecutive, holders of Series A Preferred Stock will have the right, voting as a class to elect two additional Directors to the Board of Directors; and (ii) approval of holders of 2/3 of the outstanding shares of Series A Preferred Stock will be required for an amendment to the company's Restated Certificate of Incorporation which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely.

     Conversion. If the holders of the Common Stock approve Proposal 3, each outstanding share of the Series A Preferred Stock will automatically be converted into the number of shares of Common Stock obtained by dividing the liquidation preference by $1.14, subject to adjustment. At August 6, 1997, the liquidation preference will be $_____________, which would result in __________ shares of Common Stock being issued upon approval of Proposal No. 3 and conversion of the Series A Preferred Stock.

     Mandatory Redemption. If the holders of Common Stock do not approve Proposal 3, the Company will be required to redeem all outstanding shares of Series A Preferred Stock on or prior to February 19, 1999 at a redemption price equal to the Liquidation Preference. If the Company defaults on the obligation to redeem the Series A Preferred Stock, then the dividend rate shall be increased to $20.52 per annum and the holders of the Series A Preferred Stock shall be entitled, voting as a separate class, to elect two additional Directors, unless such holders are already entitled to elect two Directors.

PROPOSAL

     The Board of Directors has concluded that the restructuring of its capitalization was in the best interests of the Company and its stockholders because it has, among other things, provided a new source of capital infusion into the Company without increasing the Company's outstanding indebtedness. In order (i) to further enhance the equity interests of the Lenders in the Company, thereby strengthening the bond between their interests and those of the other holders of Common Stock and (ii) to avoid the need to pay cash dividends on the Series A Preferred Stock aggregating $1,449,995 per year and to redeem the Series A Preferred Stock by February 19, 1999, the Board of Directors is asking the stockholders to ratify the capital restructuring described herein, including the conversion of the Series A Preferred Stock into Common Stock pursuant to
Section 9 of the Certificate of Designation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE CAPITAL RESTRUCTURING.

                                 PROPOSAL NO. 4

         APPROVAL OF AMENDMENT OF THE COMPANY'S 1991 STOCK OPTION PLAN


DESCRIPTION OF THE AMENDMENT

     Subject to the approval of the stockholders, the Board of Directors, on the recommendation of the Compensation Committee, has amended the Company's 1991 Stock Option Plan (the "1991 Option Plan") to increase the number of shares of Common Stock subject to the plan by 1,500,000. The Board of Directors is of the opinion that the 1991 Option Plan has helped the Company compete for, motivate and retain high caliber executive, administrative and professional employees, and that it is in the best interests of the Company and its stockholders to amend the 1991 Option Plan as proposed. Consistent with the Company's compensation objectives, rewards under the 1991 Option Plan is dependent on those factors which directly benefit the Company's stockholders and appreciation in the market value of the Common Stock.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                      THE AMENDMENT OF THE 1991 OPTION PLAN

DESCRIPTION OF THE 1991 OPTION PLAN

     The 1991 Option Plan, as amended, will cover up to an aggregate of 5,000,000 shares of Common Stock. The 1991 Option Plan is administered by the Board or, at its option, the committee, whose members are appointed by the Board of Directors (the "Committee"). All salaried employees of the Company and its subsidiaries are eligible to receive options. As of June 16, 1997, there were approximately 550 employees currently eligible to participate in the 1991 Option Plan and approximately 350 employees holding outstanding options under the 1991 Option Plan.

     The Committee has sole discretion to determine the employees to receive options under the 1991 Option Plan and the timing and amount of options granted under the 1991 Option Plan. The Committee may grant options pursuant to the 1991 Option Plan which are intended to meet the requirements of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or options not intended to be ISOs ("Non-Qualified Options"). In addition, the Company may issue SARs pursuant to the 1991 Option Plan. SARs are issued in tandem with options and require the payment upon exercise of an amount equal to the strike price of the option and the fair market value of the stock on the date of exercise. Such payment can be made by the Company in either cash or stock. The committee has the discretion to determine the exercise price of any option, although in the case of an ISO the price may not be less than 100% of the fair market value of the Common Stock at the time of grant, as determined by the closing price of the Common Stock on the NASDAQ National Market on such date. Shares subject to, but not delivered under, an option terminating or expiring for any reason prior to its exercise in full are available for the grant of future options under the 1991 Option Plan.

     The total number of shares with respect to which options may be granted to any employee during any one fiscal year may not exceed 300,000 shares. As to ISOs, the Internal Revenue Code limits to $100,000 the fair market value (as of the date of grant) of stock for which ISOs may become exercisable in any one year. No ISO may be granted to any employee who immediately after the granting of such ISO would own more than 10% of the issued and outstanding Common Stock ("10% Stockholder"), unless such ISO is granted at 110% of the value of the Common Stock at the time of such grant. The term of an option is determined by the Committee, but may not exceed ten years from the date on which the option is granted. In the case of ISOs granted to a 10% Stockholder, the term may not exceed five years.

     In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or any similar change affecting the Common Stock, appropriate adjustment, as determined by the Compensation Committee, will be made in the exercise price and in the number and class of shares subject to the option.

     The Board of Directors may amend or terminate the 1991 Option Plan from time to time in such respects as the Board may deem advisable; provided that the Board may not (i) increase the number of shares subject to the 1991 Option Plan without stockholder approval; (ii) materially modify the requirements as to eligibility for participation; or (iii) materially increase the benefits accruing to participants under the 1991 Option Plan.

     An optionee who is granted an ISO generally will not recognize taxable income either upon the grant or the exercise of an ISO, although the exercise may be subject to the alternative minimum tax. No deduction will ordinarily be available to the Company as a result of the grant or exercise of ISOs. Upon the sale of exchange of the shares underlying an ISO more than two years after the date of grant and one year after the date of exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sales price of the shares. Any gain recognized on such a premature disposition of shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain, depending on the holding period.

     An optionee granted Non-Qualified Options will not recognize any taxable income at the grant of the option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such options equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with an option exercised by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending upon the holding period. The company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a Non-Qualified Option.

     The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1991 Option Plan, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any local, state or foreign jurisdiction in which any optionee may reside.

     The following table sets forth certain information with respect to stock options granted pursuant to the 1991 Option Plan since January 2, 1996 to (i) the Named Executives, (ii) all current executive officers as a group, and (iii) all non-executive officer employees as a group. The options shown below are not necessarily indicative of the number of options that my be granted in the future.

                              AMENDED PLAN BENEFITS
                             1991 STOCK OPTION PLAN


                Name & Position                   Dollar Value ($)(1)                   Number of Options
                ---------------                   -------------------                   -----------------
C. Thomas Thompson                                       - 0 -                              160,000

James T. Holder                                          - 0 -                              190,500

Michael T. Welch                                         - 0 -                               80,000

Albert J. DiMarco                                        - 0 -                              100,000

All Executive Officers as a group                        - 0 -                              639,750
(5 persons)

Non-Executive Officer Employees
as a group (345 persons)


-------------
(1) Based on the difference between the exercise price and the closing price of the Common Stock of $1.1875 as reported on the NASDAQ National Market on June 16, 1997.

            APPROVAL OF AMENDMENT OF THE COMPANY'S 1994 STOCK OPTION
                         PLAN FOR NON-EMPLOYEE DIRECTORS

                                 PROPOSAL NO. 5

DESCRIPTION OF THE AMENDMENT

     Subject to the approval of the stockholders, the Board of Directors, on the recommendation of the Compensation Committee, has amended the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Directors Plan") to increase the number of shares of Common Stock subject to such plans by 2,300,000 and to specify certain additional automatic grants to Directors eligible to participate under the Directors Plan. The Board of Directors is of the opinion that the Directors Plan has helped the Company compete for, motivate and retain high caliber directors, that it is in the best interests of the Company and its stockholders to amend the Directors Plan as proposed. Consistent with the Company's compensation objectives, rewards under the Directors Plan is dependent on those factors which directly benefit the Company's stockholders and appreciation in the market value of the Common Stock.


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                       THE AMENDMENT OF THE DIRECTORS PLAN

DESCRIPTION OF THE DIRECTORS PLAN

     SHARES OF STOCK SUBJECT TO THE PLAN. There will be 2,500,000 shares of Common Stock authorized for the grant of options under the Directors Plan. This number is subject to adjustment for subsequent stock splits, stock dividends, recapitalization, reorganization, merger consolidation or similar events. The shares will be authorized but unissued shares of Common Stock and may include treasury shares. Shares subject to options which expire or are canceled will be available for future grants under the Directors Plan.

     ADMINISTRATION OF THE PLAN. The Directors Plan shall be administered by the Board of Directors or a Committee thereof consisting of at least two members selected by, and serving the pleasure of the Board of Directors (in either case, the "Committee"). The Committee will have the discretion to adopt rules and regulations and to impose conditions upon the exercise of the options which it deems appropriate to administer the Directors Plan and which will not be inconsistent with the Directors Plan.

     ELIGIBILITY FOR PARTICIPATION. "Non-Employee Directors" shall participate in the Director Plan. There are currently six Non-Employee Directors. Non-Employee Directors means a member of the Board of Directors who is not an employee of the Company or any of its subsidiaries for at least the last year.

     TERM OF THE PLAN. The term of the Director Plan is ten years, commencing July 26, 1994. No options may be granted after July 26, 2004, but the exercise periods of previously granted options may extend beyond that date.

                                      Q


     DESCRIPTION OF OPTIONS. Each Non-Employee Director serving on the Board as of July 26, 1994 received options to purchase 12,000 shares. Each new Non-Employee Director elected or appointed subsequent to that date also received options to purchase 12,000 shares. Each Non-Employee Director has also received additional options to purchase 3,000 shares of Common Stock on the first day of each fiscal year. The Board of Directors has approved, subject to stockholder approval, an increase in the option grant to new Non-Employee Directors to 100,000 shares commencing March 22, 1997, a grant of an option for 100,000 shares to each Non-Employee Director at the time the Stockholders approve this proposal and an increase in the annual option grant to 20,000 shares, commencing on December 29, 1997. The exercise price of each option will be 100% of the fair market value of the underlying Common Stock on the date of the grant. The fair market value shall be the closing price of Common Stock as reported on the NASDAQ National Market system or other established securities exchange on the date of the grant.

     EXERCISE PERIOD. Options expire ten years after the date of the grant. Options will, however, expire upon the cessation of the option holder's status as a Non-Employee Director. One-fifth of the options initially received become exercisable each year. One-third of the options received annually become exercisable each year.

     PAYMENT FOR OPTIONS. The purchase price for all options will be payable in full upon exercise. The prices may be paid in cash or in Common Stock or in a combination of cash and Common Stock, at the optionee's election.

     TRANSFERABILITY. Options may not be transferred or assigned except upon the death of the optionee.

     AMENDMENTS TO THE PLAN. The Board may discontinue, amend, alter or suspend the Director Plan at any time, except that stockholder approval is required for any amendment required to be approved by Rule 16b-3 under the Exchange Act. In addition, provisions of the Director Plan related to eligibility and participation may not be amended more than once every six months, except to comport with changes in the Internal Revenue Code or the regulations promulgated thereunder.

     FEDERAL INCOME TAX CONSEQUENCES. An optionee does not realize taxable income when he receives a grant of options and the Company may not claim a tax deduction in connection with such grants. When an optionee exercises an option, he will be deemed to have received taxable income in an amount equal to the difference between the market value of the underlying Common Stock on the date of exercise and the exercise price. The income realized will be subject to income taxes, and the Company may claim a tax deduction with respect thereto. When an optionee sells stock acquired by the exercise of an option and held for more than one year following the date of exercise, the gain or loss (equal to the difference between the sale price and the market value on the date of exercise) will be taxed at long term capital gain or loss rates. If the stock was held for one year or less, the gain or loss will be treated as short term capital gain or loss. If and to the extent that the exercise price is paid with shares of Common Stock, the optionee will not realize any income as a result, but his unrealized appreciation in the stock tendered will be excluded from his basis in the stock acquired.

     The following table sets forth certain information with respect to stock options which will be granted pursuant to the Directors Plan, as amended, during fiscal 1997.

directors who are not executive officers as a group. The options shown below are not necessarily indicative of the number of options that my be granted in the future.

                              AMENDED PLAN BENEFITS
                         NONQUALIFIED STOCK OPTION PLAN


                Name & Position                   Dollar Value ($)(1)                   Number of Options
                ---------------                   -------------------                   -----------------
All Directors who are not Execu-
tive Officers as a group (6 persons)

-------------

(1) Based on the difference between the exercise price and the closing price of the Common Stock of $1.1875 as reported on the NASDAQ National Market on June 16, 1997.



                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company has engaged the firm of KPMG Peat Marwick LLP, independent certified public accountants, to report upon the financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. The Company has appointed KPMG Peat Marwick LLP to report upon its financial statements for the fiscal year ending December 29, 1997, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's ByLaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

                                 OTHER BUSINESS

     Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 1997 ANNUAL MEETING

     The Board of Directors requests that any stockholder proposals intended for presentation at the 1998 Annual Meeting be submitted to James T. Holder, Secretary, in writing no later than March 19, 1998, for consideration for inclusion in the Company's proxy materials for such meeting.

     The Company's By-Laws require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     A stockholder's notice with respect to a director nomination must set forth
(i) certain information about the nominee, (ii) the consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (vii) certain other information.

     The complete By-Law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement incorporates by reference the Company's Annual Report to stockholders for the fiscal year ended December 30, 1996 (which contains a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1998, as amended) and the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 24, 1997, copies of which are being delivered with this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 1996, AS AMENDED, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AND QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 24, 1997. WRITTEN REQUESTS, ACCOMPANIED BY A GOOD FAITH REPRESENTATION THAT, AS OF JULY 16, 1997, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK, SHOULD BE DIRECTED TO CHECKERS DRIVE-IN RESTAURANTS, INC., 600 CLEVELAND STREET, 8TH FLOOR, CLEARWATER, FLORIDA 34615, ATTENTION:
CORPORATE SECRETARY.



                                        By Order of the Board of Directors


                                        JAMES T. HOLDER
                                        Secretary
Dated:  July 17, 1997

                                                                      APPENDIX A

                                                                PRELIMINARY COPY


                                      PROXY

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                ANNUAL MEETING OF STOCKHOLDERS -- AUGUST 6, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints C. Thomas Thompson, Richard E. Fortman and Joseph N. Stein, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock of Checkers Drive- In Restaurants, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 1997 Annual Meeting of Stockholders to be held on August 6, 1997 (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

         The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement, Annual Report and Form 10-Q.

         (Continued and to be SIGNED on the other side)

-----------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                                ADMISSION TICKET

                                 ANNUAL MEETING
                                       OF
               STOCKHOLDERS OF CHECKERS DRIVE-IN RESTAURANTS, INC.

                    Wednesday, August 6, 1997 AM (Local Time)

                                RUTH ECKERD HALL
                            1111 MCMULLEN BOOTH ROAD
                               CLEARWATER, FLORIDA

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6.

         Please mark your vote as indicated in this example:  |X|

1.       Election of Directors Below.

         Nominees:  Burt Sugarman and Jean Giles Wittner

         For, except vote withheld from the following nominee(s):

-----------------------------------------------------------------

                                                      FOR         WITHHELD              ABSTAIN
2.       Approve an amendment to the Certificate      [ ]         [ ]                   [ ]
         Incorporation which would increase the
         authorized shares of Common Stock

3.       Ratification and approval of the capital     [ ]         [ ]                   [ ]
         restructuring of the Company, including
         conversion of the Company's Series A
         Preferred Stock into Common Stock

4.       Adoption of an amendment to the Company's    [ ]         [ ]                   [ ]
         1991 Stock Option Plan.

5.       Adoption of an amendment to the Company's    [ ]         [ ]                   [ ]
         1994 Stock Option Plan for Non-Employee
         Directors.

6.       Ratification of the appointment of KPMG      [ ]         [ ]                   [ ]
         Peat Marwick LLP as the Company's
         independent auditors.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE, FOR ADOPTION OF PROPOSALS 2, 3, 4, 5 AND 6 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Date:                                             SIGNATURE
     --------------------                                  -----------------


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                                     APPENDIX I

                           CERTIFICATE OF DESIGNATION

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                       CHECKERS DRIVE-IN RESTAURANTS, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

         CHECKERS DRIVE-IN RESTAURANTS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the said Board of Directors on February 12, 1997, adopted the following resolution creating a series of 87,719 shares of Preferred Stock designated as "Series A Preferred Stock":

              RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, Series A of Preferred Stock, par value $.001 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                            SERIES A PREFERRED STOCK

         1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series A Preferred Stock" (hereinafter referred to as the "Series A Preferred"), and the number of shares constituting such series shall be 87,719. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred to less than the number of shares then issued and outstanding.

         2.   Dividends and Distributions.

              (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred with respect to dividends and distributions (other than payments on liquidation, dissolution or winding up to which Section 6 hereof is applicable) (hereinafter "Dividends"), each share of Series A Preferred at that time issued and outstanding, in preference to shares of any class or series of stock of the Corporation ranking junior to the Series A Preferred with respect to Dividends, shall be entitled to receive, out of funds or property legally available for the purpose, a Dividend accruing from the date hereof and equal, on a per share basis, to $16.53 per annum; provided, that such Dividends shall accrue from the closing date for the sale of the Series A Preferred only if either (i) the conversion of the Series A Preferred pursuant to Section 9 hereof and any change in the number of authorized or outstanding shares of Common Stock needed to enable the Corporation to fulfill its obligations hereunder are not approved at the first action by the Corporation's stockholders occurring after the date hereof (the "Stockholder Approval") or (ii) the Series A Preferred is not converted into Common Stock prior to June 30, 1997. Such Dividends shall be payable in arrears in cash commencing on August 19, 1997 and quarterly thereafter, on the 19th day of November, February, May and August, to holders of record of the Series A Preferred on such dates as the Board of Directors (or any authorized Committee thereof) may from time to time determine, but only when and as declared by the Board of Directors (or such Committee). Such Dividends shall be payable before any Dividends shall be declared or paid upon, or set apart for, the issued and outstanding Common Stock or such other stock of the Corporation into which the Common Stock may be converted (the "Common Stock"), and shall be cumulative, so that if at any time any Dividends upon the outstanding shares of Series A Preferred shall have not been paid thereon, or declared and set apart therefor, with respect to all preceding dividend periods, the amount of the deficiency shall be fully paid, or declared and funds or property set apart for payment, but without interest, before any Dividend shall be paid upon, or declared and funds or property set apart for, the Common Stock.

              (B) If at any time any cash Dividend on any other class or series of Preferred Stock of the Corporation having cumulative Dividend rights shall be in default, in whole or in part, no cash Dividend shall be paid, or declared and set apart for payment, on the Series A Preferred unless concurrently therewith, there shall be paid, or declared and set apart for payment, without interest, all Dividends for all prior dividend periods on any other class or series of cumulative Preferred Stock of the Corporation which may hereafter be created having with respect to Dividend rights priority over or parity with the Series A Preferred; provided, however, in the event such default in Dividend payments is with respect only to the Series A. Preferred and any other class or any series of cumulative Preferred Stock of the Corporation which may hereafter be created having with respect to Dividend rights parity with the Series A Preferred, Dividends may be paid or declared and set apart for payment, without interest, on the Series A Preferred and such other class or series of cumulative Preferred Stock in amount proportional to the amounts by which such Dividends are in default for the Series A Preferred and such other class or series of cumulative Preferred Stock.

              (C) Dividends paid on the Series A Preferred in an amount less than the total amount of Dividends at the time accrued and payable shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a Dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

              (D) Any reference to "Dividends" contained herein shall not be deemed to include any Dividend payable in capital stock of the Corporation, or in rights or warrants to acquire capital stock of the Corporation, nor shall any such reference to "Dividends" in relation to issued and outstanding shares be deemed to limit, curtail, or divest the authority of the Board of Directors to make any proper distributions, including distributions of authorized but unissued Common Stock, if any.

         3. Voting Rights. The holders of shares of Series A Preferred shall have only the following voting rights:

              (A) If the Corporation fails to declare and pay two Dividends, which holders of Series A Preferred are entitled to receive pursuant to Section 2 hereof, whether or not such failure is for consecutive periods, then and in such event, the number of directors constituting the Corporation's Board of Directors shall be increased by two, and the holders of the Series A Preferred (voting as a separate class) shall be entitled at any annual meeting of the stockholders to elect two directors of the Corporation; provided, however, that the holders of Series A Preferred may, through the written consent of holders of Series A Preferred representing a majority of the issued and outstanding shares thereof, elect two directors to serve as directors of the Corporation until their successors are elected at the next annual meeting of stockholders. The presence in person or by proxy of the persons entitled to vote a majority of the shares of the Series A Preferred at any such meeting shall constitute a quorum for the purpose of electing directors as hereinabove provided. Such right of the holders of the Series A Preferred to elect directors may be exercised until the stockholders of the Corporation approve the conversion of the Series A Preferred into Common Stock pursuant to Section 9 hereof, and when such conversion is so approved, the right of the holders of Series A Preferred to elect any directors shall cease. The directors so elected shall serve until their respective successors shall be elected and qualified; provided, however, that whenever the holders of the Series A Preferred shall cease to have the special rights to elect directors as above provided, the terms of office of all persons elected as directors by the holders of the Series A Preferred, or elected to fill any vacancies or directors so elected by the holders of the Series A Preferred, shall thereupon automatically terminate.

              If, during any interval between annual meetings of stockholders for the election of directors, and while the holders of the Series A Preferred shall be entitled to elect directors pursuant to this Paragraph (A) of Section 3, the number of directors who have been elected by the holders of the Series A Preferred shall, by reason of death, resignation or removal, be less than two, the vacancy or vacancies in the directors elected by the holders of the Series A Preferred may be filled by the written consent of holders of Series A Preferred representing a majority of the issued and outstanding shares thereof.

                  (B) The approval of the holders of two-thirds (2/3) of the outstanding shares of Series A Preferred (voting as a separate class) shall be required for an amendment of the Restated Certificate of Incorporation which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely.

                  (C) Except as required by law, holders of the Series A Preferred shall have no other voting rights and their consent shall not be required for taking any corporate action.

         4.       Certain Restrictions.

                  (A) Whenever Dividends payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid Dividends, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:

                      (i) declare or pay Dividends on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking with respect to Dividends junior (either as to Dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;

                      (ii) declare or pay any Dividends on any shares of stock ranking with respect to Dividends on a parity (either as to Dividends or upon liquidation, dissolution or winding up) with the Series A Preferred and all such parity stock on which Dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                      (iii) purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares ranking with respect to Dividends on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

         6.       Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred shall have received an amount per share equal to $114.00 plus accrued unpaid Dividends, based upon the number of days elapsed and a 360-day year (the "Liquidation Preference").

                  (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, ranking (upon liquidation, dissolution or winding up) on a parity with the Series A Preferred, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

                  (C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

         7. Consolidation, Merger, Etc. In case (i) the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is to be exchanged for or changed into other stock or securities, cash and/or any other property, (ii) a tender or exchange offer for 25% of the outstanding shares of Common Stock is successfully completed, (iii) the Corporation shall sell all or substantially all of the Corporation's assets, or (iv) any other event, occurring after a failure by the Company to obtain the Stockholder Approval at the first action by the Corporation's stockholders occurring after the date hereof, which results in a change of control of the Corporation, then in any such case each share of Series A Preferred shall at the same time be automatically redeemed for the then current Liquidation Preference.

         8. Redemption. The Series A Preferred shall be redeemed for the then current Liquidation Preference on or prior to the second anniversary of the date hereof. If the Corporation does not redeem the Series A Preferred as required by this Section 8, then: (i) the Dividend which holders of the Series A Preferred are entitled to receive hereunder shall increase to $20.52 per share per annum; and (ii) if the holders of the Series A Preferred are not otherwise entitled to elect two directors, the number of directors constituting the Board of Directors shall be increased by two, and the holders of the Series A Preferred (voting as a separate class) shall be entitled to elect two directors of the Corporation in accordance with the terms and procedures set forth in
Section 3 hereof.

         9.       Conversion

                  (A) The provisions of this Section 9 are subject to, and shall not take effect until, approval by the Corporation's stockholders.

                  (B) Upon the date of the Stockholder Approval (the "Conversion Date"), the Series A Preferred shall be automatically converted into the Common Stock and such other capital stock of the Corporation as hereinafter provided. The Corporation shall cause a notice of such stockholder approval to be mailed, as soon as practicable thereafter, to the holders of record of the outstanding Series A Preferred on the date of such approval, and to the transfer agent, if any, for the Series A Preferred. Upon the Conversion Date, the holders of the Series A Preferred shall be deemed to be holders of the number of shares of the Common Stock into which their shares of Series A Preferred have been converted, and shall have no rights with respect to the Series A Preferred except to exchange the certificate(s) representing the holder's shares of Series A Preferred for certificates representing Common Stock.

                  (C) Each share of Series A Preferred shall be convertible at the office of the transfer agent for the Series A Preferred, if any, or at such other office or offices, as the Board of Directors of the Corporation may designate, into the number of fully paid and nonassessable shares of Common Stock of the Corporation (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the then current Liquidation Preference attributable to a share of Series A Preferred by $1.14, subject to adjustment as provided in Paragraph (F) of this Section 9 (the "Conversion Rate"). Notwithstanding any other provision of this Section 9, no change in the Conversion Rate shall actually be made until the cumulative effect of the adjustments called for by this Section 9 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than two percent (2%). However, once the cumulative effect would result in a two percent (2%) change, then the conversion rate shall be changed to reflect all adjustments called for by this paragraph and not previously made.

                  (D) No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the sum of the current market price of the Corporation's Common Stock multiplied by a number equal to the fraction of a share.

                  (E) For the purposes of any computation pursuant to this
Section 9, the current market price of the Corporation's Common Stock shall be deemed to be the average of the daily closing prices of the Corporation's Common Stock for the thirty (30) consecutive business days commencing forty-five (45) business days before the date on which such shares are duly converted. For purposes of this Section 9, the closing price for each day shall be the last sale price of the Corporation's Common Stock on the NASDAQ National Market, or if the Corporation's Common Stock is not traded on the NASDAQ National Market, the average of the bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose, or if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Corporation.

                  (F) The Conversion Rate shall be subject to adjustment from time to time in certain cases as follows:

                        (i) In case the Corporation shall (a) pay a dividend on its Common Stock in shares of its capital stock, (b) subdivide its outstanding Common Stock into a greater number of shares, (c) combine the shares of its outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series A Preferred thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which he would have owned or have been entitled to receive after the happening of such event had such Series A Preferred been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of such events shall occur. An adjustment made pursuant to this Paragraph (F)(i) of Section 9 shall become effective, retroactively, immediately after the record date in the case of a stock dividend and shall become effective immediately after the effective date in the in case of subdivision, combination or reclassification.

                        (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within forty-five (45) days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the current market price per share of the Common Stock (as defined above) at the record date mentioned below, the Conversion Rate then in effect shall be adjusted by multiplying it by the ratio which (a) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price bears to (b) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective, retroactively, immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

                        (iii) In case the Corporation shall distribute to all holders of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness or assets, then in such case the Conversion Rate then in effect shall be adjusted by multiplying it by the ratio which (a) the current market price per share of the Common Stock (as defined above) less the fair market value (as determined in good faith by the Board of Directors of the Corporation, (based upon the opinion of an independent investment banking firm), whose determination shall be conclusive) of the portion of such evidences of indebtedness so distributed applicable to one share of Common Stock bears to (b) such current market price per share of the Common Stock at the date of such distribution. Such adjustment shall be made whenever any such distribution is made, and shall become effective, retroactively, immediately after the record date for the determination of shareholders entitled to receive such distribution.

                        (iv) All calculations hereunder shall be made to the nearest cent or to the nearest one-hundredth (1/100) of a share, as the case may be.

                        (v) In the event that at any time, as a result of an adjustment made pursuant to Paragraph (F)(i) above, the holder of any Series A Preferred thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Paragraphs (F)(i) to (iv), inclusive, above.

         Except as otherwise provided for in this Paragraph (F) of Section 9, no adjustment shall be made on any conversion for share distributions, dividends, including, without limitation, dividends in property distributions, theretofore declared and paid or payable on the Common Stock.

         Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to the transfer agent, if any, for the Series A Preferred and to the record holders of the Series A Preferred a statement executed by the President as to the new Conversion Rate.

                  (G) Upon obtaining the Stockholder Approval, the Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred from time to time outstanding.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14 day of February, 1997.


                                 CHECKERS DRIVE-IN RESTAURANTS, INC.

                                 By:  /s/ James T. Holder
                                      --------------------------
                                       Senior Vice President and General Counsel